FOR IMMEDIATE RELEASE

Scantek Medical Enters into Joint Venture; Scantek Medical to Sell Distribution License.

Cedar Knolls, NJ—March 15, 2007—Scantek Medical, Inc. (SKML.PK, “Scantek”) announced today that it created a limited liability company, Gibraltar Global Marketing LLC (“Gibraltar”), through which it will engage in a joint venture (the “Joint Venture”) with Life Medical Technologies, Inc. (“Life Medical”). Gibraltar was organized to distribute Scantek’s BreastCare™/BreastAlert™ Differential Temperature Sensor product (“BreastCare”) in more than 150 countries throughout the world.

In connection with the Joint Venture, Scantek has entered into three agreements with Life Medical: (A) an acquisition agreement (the “Acquisition Agreement”), pursuant to which Life Medical shall pay Scantek $5,000,000 (the “Gibraltar Purchase Price”) in exchange for a 50% voting interest and 48% ownership interest in Gibraltar, (B) an operating agreement (the “Operating Agreement”), which sets forth the rights and responsibilities of Scantek and Life Medical with respect to Gibraltar, and (C) a distribution agreement granting Gibraltar exclusive distribution rights for BreastCare in more than 150 countries throughout the world.

The Gibraltar Purchase Price shall be paid to Scantek as follows: (a) $250,000 which was paid by Life Medical upon entering into the Operating Agreement, (b) a payment by Life Medical to Scantek from Life Medical’s share of Gibraltar’s distributions equal to 25% of Gibraltar’s total distribution, and (c) a percentage of the funds received by Life Medical from offerings of its securities as follows: 20% of monies raised by Life Medical in its next private placement financing, and 30% of monies raised by Life Medical in financings subsequent to the termination of such private placement financing (“Subsequent Financings”); provided, however, that such payments from Subsequent Financings shall not commence until Life Medical has paid Scantek the amount due for United States distribution rights (regardless of whether or not the option for such rights (“US Option”) is exercised) pursuant to the amendment dated as of the 7th day of March, 2007 (the “Amendment”) of the Agreement by and between Scantek Medical, Inc. (“Scantek”) and Life Medical Technologies Inc. (“Life Medical”), dated the 22nd day of August, 2006, which Agreement amended and restated the agreement (the “Definitive Agreement”) between Scantek and Life Medical dated as of the 3rd day of December 2004, and the distribution agreement attached thereto and made a part thereof (“Life Medical Distribution Agreement”), which would be entered into by Scantek and Life Medical upon the execution of the US Option.

The Amendment sets forth new payment terms for the $900,000 balance of the purchase price for Life Medical’s US exclusive distribution license (“US License Fee”) pursuant to the Life Medical Distribution Agreement. The balance of the US License Fee would be paid in seven equal monthly installments commencing 30 days after Life Medical’s notification that it is exercising the US Option. If Life Medical raises any funds from its next private placement financing, 20% of the funds raised will be paid to Scantek, and 30% of the funds raised from any Subsequent Financings will be paid to Scantek until either the US License Fee is paid in full or, if the US Option is not exercised, Scantek has received an amount from Life Medical equivalent to the US License Fee in consideration of receiving the US Option.

The Amendment also sets forth new terms and conditions if the US Option is exercised. If the US Option is exercised, Scantek agrees to reserve 40% of the output from its two existing production lines for Life Medical, both for Life Medical’s current orders and for an inventory of up to 1,000,000 units of BreastCare, provided that Life Medical pays for the space to store 1,000,000 units of BreastCare and that Life Medical makes a down payment of $4 either (1) at the time of the order for each unit or (2) at the time a unit is placed in inventory. Life Medical will pay the remainder of the price of each unit ordered within 90 days after shipment; provided, however, that if the aggregate unpaid balance with respect to units ordered by Life Medical is $1,000,000 or greater, Life Medical must pay in full for all additional orders at the time of the order until the unpaid balance is reduced below $1,000,000. Life Medical also agreed that if it obtains 510(k) marketing clearance and/or clearance for over-the-counter sales (“OTC Clearance”) from the Food & Drug Administration, it will assign such 510(k) marketing clearance and/or OTC Clearance, as the case may be, to Scantek.

Scantek and Life Medical also entered into a letter agreement which gives Life Medical the option to acquire an interest in a limited liability company (the “LLC”) which would own the worldwide distribution rights for devices being developed by Scantek to screen for prostate problems and susceptibility to stroke (“Prostate and Stroke Option”). Scantek and Life Medical would each have a 50% voting interest and a 48.5% total interest in the LLC. The exercise price for the Prostate and Stroke Option is $3.2 million, payable 50% at the time of exercise and 50% within six months after the time of exercise. The Prostate and Stroke Option will expire if it is not exercised prior to December 31, 2008. The following should be noted: (i) the prostate device and susceptibility to stroke device are in early stages of planning, and (ii) Scantek does not have FDA approvals with respect to either device.

BreastCare is a safe, non-invasive, low-cost, single-use medical device which detects tissue heat differentials between the breasts. The pads are placed inside of a woman’s bra for 15 minutes, after which the device registers a digital reading of the heat conducted from within the breast tissue. BreastCare has received marketing clearance from the United States Food and Drug Administration to be used by physicians as an adjunct to clinical breast examination, mammography and other established modalities for the detection of breast disease. In clinical studies in the United States (Memorial Sloan Kettering Cancer Center - NY, M. D. Anderson Cancer Center - Houston, Guttman Institute - NY, Georgetown University, and Brotman - UCLA), in Brazil, and at the European Institute of Oncology in Milan, Italy, BreastCare has been clinically proven capable of recognizing metabolic activity (angiogenesis) by recording the heat differentiation of corresponding areas of the breast, and has identified tumors as small as 5 mm in diameter.

Scantek believes that no other product on the market is able to accurately detect significant temperature differentials, which are an indication of the possibility of breast cancer, while still being inexpensive and easy to use. Those attributes make BreastCare ideal for public health systems in developing countries, where a substantial percentage of the adult female population does not have easy access to mammograms. BreastCare creates a medically and economically viable way to screen large numbers of women in poor or rural areas for breast cancer.

About Scantek Medical

Scantek Medical, Inc. developed, produces, and distributes the BreastCare™/ BreastAlert™ Differential Temperature Sensor product. Scantek is also developing medical devices which use this temperature differential technology to screen for other medical conditions, including prostate problems and susceptibility to stroke. Scantek’s manufacturing facility and corporate offices are located in Cedar Knolls, New Jersey, and it has subsidiaries in Brazil and Hungary.

Statements in this press release which are not historical, including management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the risk factors and other information set forth in Scantek’s filings with the Securities and Exchange Commission. Actual results could differ materially from any forward-looking statements and may vary from management's expectations and cannot be guaranteed.

For more information, please contact:

Dr. Zsigmond L. Sagi

Phone: (973) 401-0434
Fax: (973) 401-0459
E-Mail: skml@garden.net